Exhibit No. 10.3

Armstrong World Industries, Inc.

Non-Employee Director Compensation Program

(effective June 21, 2013)

Element	Amount	Terms

Annual Retainer (Cash)	$90,000 $100,000 (Additional, Non-Executive Chair)	paid in quarterly installments, in arrears

Annual Retainer (Equity)	$105,000 $100,000 (Additional, Non-Executive Chair)

annual (or pro-rated) grant of restricted stock units

•   Directors Stock Unit Plan

•   vest at one year anniversary or earlier change in control if serving on such date

•   pre-2011 grants deliverable six months following end of service (except removal for cause)

•   2011 and later grants deliverable on date of end of service (except removal for cause)

•   one share per one unit upon delivery

•   no voting power until delivered

•   dividend equivalent rights

Committee† Chair Fees	$20,000 (AC; MDCC) $10,000 (NGC)	paid in quarterly installments, in arrears

Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities

†	Committees: AC (Audit); MDCC (Management Development & Compensation); NGC (Nominating & Governance)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the Annual Shareholders’ Meeting, and the amount of each grant is determined by the NYSE closing price of Armstrong World Industries, Inc.’s Common Shares, par value, $0.01, on that date.

This program includes all members of the Board of Directors (“Board”), except Matthew J. Espe, Chief Executive Officer and President, and Kevin Burns, who is not compensated for services as a director per his request and the Board’s approval of such request.